UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

September 10, 2009
Date of Report (date of earliest event reported)

OCCAM NETWORKS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-33069	77-0442752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6868 Cortona Drive Santa Barbara, California 93117
(Address of principal executive offices)

(805) 692-2900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

On September 10, 2009, Occam Networks, Inc. (the “Company”) issued a press release announcing that it has entered into a memorandum of understanding to settle and resolve a stockholder class action lawsuit initially filed on April 26, 2007, against the Company, certain of its current and former officers and directors, the Company’s current and former outside auditors, and the lead underwriter of the Company’s November 2006 secondary public offering.  The litigation is pending in the United States District Court for the Central District of California and relates to a restatement of the Company’s historical financial statements that was announced and completed during 2007.  The settling parties will sign and submit a formal, binding stipulation of settlement to the court in the coming weeks.   The settlement will resolve this matter as to all defendants other than the Company’s current outside auditor who is not part of this settlement.  The settlement provides for a payment to the class of $12.66 million, of which the Company has agreed to contribute $1.7 million and the balance of which will come from the Company’s insurers and another settling defendant.

The Company expects to incur a $1.7 million charge in the quarter ended September 30, 2009, associated with the settlement.

The class action settlement is subject to preliminary and, following notice to class members, final approval by the United States District Court for the Central District of California.  Final approval of this settlement would mark the end of stockholder litigation involving the Company related to the financial restatement announced in October 2007.

The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description
99.1	Press Release of Occam Networks, Inc. dated September 10, 2009, relating to a memorandum of understanding to settle and resolve a stockholder class action lawsuit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCAM NETWORKS, INC.

		By:	/s/ Jeanne Seeley
Jeanne Seeley
Senior Vice President & Chief Financial Officer

Date:	September 10, 2009

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Occam Networks, Inc. dated September 10, 2009, relating to a memorandum of understanding to settle and resolve a stockholder class action lawsuit.